Exhibit 99.1

For more information contact

Brendan Burke

Vice President and Treasurer

817-224-7742

Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF 2013

•	Fourth quarter revenue of $711.8 million; 2013 revenue of $3.3 billion

•	Fourth quarter Adjusted EBITDA of $37.1 million; 2013 Adjusted EBITDA of $180.5 million

•	Fourth quarter net loss attributable to Delta Tucker Holdings, Inc. of $244.0 million

•	Total backlog of $4.0 billion

•	Days Sales Outstanding of 69 Days

•	Debt reduction of $50.0 million during the year

MCLEAN, Va. – (March 14, 2014) – Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a global services provider, today reported fourth quarter and full year 2013 financial results.

Fourth quarter revenue was $711.8 million, compared with fourth quarter 2012 revenue of $1,025.8 million, with the decrease primarily driven by reduced needs in Iraq and Afghanistan. Net loss attributable to Holdings for the fourth quarter 2013 was $244.0 million as compared to $7.7 million in the fourth quarter 2012, largely due to the decrease in revenue discussed above and impairments of goodwill, intangibles and long lived assets in both periods. The Company also reported Adjusted EBITDA of $37.1 million for the fourth quarter, compared with $51.3 million in the fourth quarter 2012. The lower Adjusted EBITDA was primarily due to continued declines in business as noted above.

For the full year 2013, the Company reported revenue of $3.3 billion, compared with $4.0 billion for the year ended December 31, 2012. The decrease was primarily driven by reduced service needs in Iraq, affecting both the Department of State Bureau for International Narcotics and Law Enforcement Air Wing (“INL Air Wing”) and Worldwide Protective Services (“WPS”) contracts; the accelerated pace of the drawdown in Afghanistan, which impacted the demand for services under the Company’s Logistics Civil Augmentation Program (“LOGCAP IV”) contract and caused reduced training needs under the Afghanistan Ministry of Defense Program (“AMDP”) contract; fewer new contract wins and the delay in business awards caused by the U.S. budget uncertainty and sequestration. Net loss attributable to Holdings was $253.7 million for 2013, an increase of $244.8 million from the net loss attributable to Holdings reported in 2012, with the decline driven primarily by the factors discussed above and the impact of a charge related to a contract dispute that occurred in the third quarter of 2013. The Company also reported Adjusted EBITDA of $180.5 million for the year of which $11.8 million was due to operational efficiencies, representing 5.5% of revenue, in line with previous guidance.

“Despite prolonged delays in new business awards, sequestration and the first U.S. government shutdown in 17 years, the team was still able to hold our win rates constant, identify and deliver cost efficiencies, and continue to delight our customers,” said Steve Gaffney, chairman and chief executive officer. “We expected to feel the impact of op-tempo changes in Afghanistan – and we did – but held our focus on quality service, and continuing to develop the new commercial leg of our business.”

Fourth Quarter and Other Recent Highlights

•	In November 2013, the Company was awarded a task order under the Contract Field Teams (“CFT”) program to support the U.S. Navy Fleet Readiness Center Aviation Support Equipment headquartered at Solomons, Md. The DynAviation task order, awarded by the U.S. Air Force, has one base year with a total potential value of $27.0 million.

•	In December 2013, we made principal prepayments of $35.0 million, on our Term Loan. The payment caused the acceleration of unamortized deferred financing fees of $0.5 million, which were recorded as Loss on extinguishment of debt within our Statement of Operations.

•	In December 2013, the Company ceased use of its previous headquarters located in Falls Church, Va., and relocated to new headquarters in McLean, Va. The Company restructured its facilities footprint in Virginia to better position the Company operationally for the future.

Reportable Segments Results:

DynAviation

Revenue in the fourth quarter was $310.6 million, compared with $370.3 million in fourth quarter 2012, primarily impacted by reduced demand for construction services under the INL Air Wing program in Iraq in addition to a reduction in volume of certain task orders under the CFT program and the completion of the G222 and Columbus Air Force Base contracts. The decrease in revenue was partially offset by the new Regional Aviation Sustainment Maintenance—West Region contract.

Revenue for the year ended December 31, 2013, was $1,371.9 million, compared with $1,338.5 million in 2012. The increase in revenue was primarily the result of operations under new programs, including the NASA Aircraft Maintenance Operational Support, T-6 Contractor Operated and Maintained Base Supply contracts, as well as operations under new task orders awarded under the CFT program, including the 160th Special Operations Aviation Regiment – Airborne task order. Additionally, an increase in manning levels under the Theater Aviation Sustainment Management—Europe CFT task order, as well as increased demand under our Saudi Arabia programs contributed to the overall increase in revenue. These increases were partially offset by the reduction in demand under the INL Air Wing program in Iraq, and the decrease in volume as well as the cancellation or completion of certain other contracts.

Adjusted EBITDA in the fourth quarter was $20.3 million, compared with $25.3 million in the comparable period in 2012, primarily due to the decrease in revenue coupled with our continued investment in growing Heliworks and our performance on certain fixed price contracts.

For the full year 2013, Adjusted EBITDA was $98.3 million, compared with $107.7 million in 2012, primarily due to an unfavorable adjustment related to a customer contract dispute and our investment in growing Heliworks, partially offset by margin improvement on certain task orders under the CFT program.

DynLogistics

Revenue in the fourth quarter was $401.7 million, compared with $664.4 million in the comparable period in 2012. The decline in revenue was primarily the result of reductions in manning, materials and other direct costs under the Afghan Area of Responsibility (“AOR”) task order under the LOGCAP IV program consistent with the continued drawdown of troops in Afghanistan. Additionally, a decline in the scope of the AMDP program and the wind down of the WPS task order in Iraq contributed to the reduction in revenue over this period.

Revenue for the year ended December 31, 2013, was $1,920.7 million, compared with $2,709.5 million in 2012. The decline in revenue was primarily a result of reductions in the Afghan AOR task order under the LOGCAP IV program, lower volume under the AMDP contract, and the wind down of the WPS task order in Iraq as discussed above. In addition, the completion of the Civilian Police task order in Iraq and a reduction in the level of effort on our Navistar and Oshkosh Defense programs were also drivers of lower revenue as compared to 2012. The decline was partially offset by the results of operations under new programs including the Egyptian Personnel Support Services program, the Medium Tactical Vehicles program, the Evergreen program and the new task order for the Criminal Justice Program Support in Haiti.

2

Adjusted EBITDA was $17.7 million in the fourth quarter compared with $29.6 million in the comparable period in 2012, primarily the result of lower revenue described above. We experienced a similar trend for full year adjusted EBITDA. Adjusted EBITDA for the full year 2013 was $69.4 million, compared with $103.2 million in 2012, consistent with the drivers noted above.

DynGlobal

DynGlobal brings the full range of DI’s diverse capabilities and decades of experience to international and commercial customers. Initial activities of this segment are focused on the development and growth of this business.

“The Enterprise continues to generate strong free cash flow, a portion of which was used to retire $50 million of debt in 2013, as we continue to execute our deleveraging strategy”, said Bill Kansky, chief financial officer.

Liquidity

Cash provided by operating activities during 2013 was $137.5 million compared with $144.2 million during 2012. Cash provided by operations in 2013 was primarily the result of earnings and working capital improvements resulting from the collection of accounts receivable, partially offset by the utilization of prepaid expenses and cash expended to reduce accounts payable.

Days Sales Outstanding at year-end 2013 was 69 days, as compared to 68 days for the year ended December 31, 2012.

The unrestricted cash balance at year-end was $170.8 million after the Company made a total of $50.0 million in voluntary principal prepayments on its secured term loan during the year. The Company did not have any borrowings under its revolving credit facility at year-end.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time, on March 14, 2014, to discuss results for the fourth quarter and year end 2013. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately 15 minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 10335665. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:15 p.m. Eastern Time, March 14, 2014, through 11:59 p.m. Eastern Time, April, 14, 2014. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

3

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2014 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be

4

accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

5

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year ended December 31, 2013	Year ended December 31, 2012
	(unaudited)	(unaudited)
Revenue	$3,287,184	$4,044,275
Cost of services	(2,987,253)	(3,698,932)
Selling, general and administrative expenses	(149,925)	(149,362)
Depreciation and amortization expense	(48,628)	(50,260)
Earnings from equity method investees	4,570	825
Impairment of goodwill, intangibles and long lived assets	(312,728)	(50,663)

Operating (loss) income	(206,780)	95,883
Interest expense	(78,826)	(86,272)
Loss on early extinguishment of debt	(703)	(2,094)
Interest income	157	117
Other (loss) income, net	(810)	4,672

(Loss) income before income taxes	(286,962)	12,306
Benefit (provision) for income taxes	37,461	(15,598)

Net loss	(249,501)	(3,292)
Noncontrolling interests	(4,235)	(5,645)

Net loss attributable to Delta Tucker Holdings, Inc.	(253,736)	(8,937)

(Benefit) provision for income taxes	(37,461)	15,598
Interest expense, net of interest income	78,669	86,155
Depreciation and amortization(1)	50,279	51,814

EBITDA(2)	(162,249)	144,630
Non-recurring unusual gains or losses or income or expenses and non-cash impairments (3)	323,930	54,354
Changes due to fluctuation in foreign exchange rates	(366)	(226)
Earnings from affiliates not received in cash (4)	1,371	(699)
Employee non-cash compensation, severance, and retention expense (5)	6,444	1,381
Management fees (6)	1,899	1,075
Acquisition accounting and Merger-related items (7)	(4,146)	(4,195)
Annualized operational efficiencies (8)	11,798	—
Other	1,774	(50)

Adjusted EBITDA	180,455	196,270

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included elsewhere in this Annual Report on Form 10-K.
(2)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Amount includes the impairment of our investment in the GLS joint venture, impairment of goodwill and the impairment of intangibles, restructuring costs, as well as certain unusual income and expense items as defined in our debt agreements.
(4)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(5)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and stock based compensation expense.
(6)	Amount includes management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.
(8)	Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY13 YTD (1)				DTH, Inc. CY12 YTD (1)
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	(48,157)	(194,866)	36,243	(206,780)	(58,385)	105,327	48,941	95,883
Depreciation and amortization expense (2)	48,108	1,628	543	50,279	50,086	685	1,043	51,814
Loss on early extinguishment of debt	(703)	—	—	(703)	(2,094)	—	—	(2,094)
Noncontrolling interests	(4,235)	—	—	(4,235)	(5,645)	—	—	(5,645)
Other income (loss), net	(809)	—	—	(809)	4,646	25	1	4,672

EBITDA(3)	(5,796)	(193,238)	36,786	(162,249)	(11,392)	106,037	49,985	144,630

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	4,142	289,442	30,346	323,930	2,095	745	51,514	54,354
Changes due to fluctuation in foreign exchange rates	—	(366)	—	(366)	—	(226)	—	(226)
Earnings from affiliates not received in cash (5)	1,371	—	—	1,371	(699)	—	—	(699)
Employee non-cash compensation, severance, and retention expense (6)	2,996	1,809	1,639	6,444	—	275	1,106	1,381
Management fees (7)	646	665	588	1,899	110	362	603	1,075
Acquisition accounting and Merger-related items (8)	(4,146)	—	—	(4,146)	(4,658)	463	—	(4,195)
Annualized operational efficiencies (9)	11,798			11,798	—	—	—	—
Other	1,727	17	31	1,774	(50)	—	—	(50)

Adjusted EBITDA	12,737	98,329	69,391	180,455	(14,594)	107,656	103,208	196,270

(1)	In April 2013, we re-aligned our organizational structure into three operating segments. We recast prior year to present comparable segments.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc.
(3)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(4)	Amount includes the impairment of our investment in the GLS joint venture, impairment of goodwill and the impairment of intangibles, restructuring costs, as well as certain unusual income and expense items as defined in our debt agreements.
(5)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(6)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and stock based compensation expense.
(7)	Amount includes management fees paid to Cerberus Operations and Advisory Company.
(8)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.
(9)	Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY13 QTD Q4 (1)				DTH, Inc. CY12 QTD Q4 (1)
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	(16,407)	(270,715)	16,128	(270,994)	(14,828)	24,612	9,207	18,991
Depreciation and amortization expense (2)	12,249	548	12	12,809	12,597	190	241	13,028
Loss on early extinguishment of debt	(474)	—	—	(474)	(615)	—	—	(615)
Noncontrolling interests	(689)	—	—	(689)	(1,324)	—	—	(1,324)
Other income (loss), net	(686)	—	—	(686)	(40)	(60)	5	(95)

EBITDA(3)	(6,007)	(270,167)	16,140	(260,034)	(4,210)	24,742	9,453	29,985

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	3,797	289,528	840	294,165	616	94	19,963	20,673
Changes due to fluctuation in foreign exchange rates	—	(82)	—	(82)	—	(149)	—	(149)
Earnings from affiliates not received in cash (5)	(24)	—	—	(24)	270	—	—	270
Employee non-cash compensation, severance, and retention expense (6)	188	867	786	1,841	—	(34)	(60)	(94)
Management fees (7)	131	147	130	408	(166)	145	233	212
Acquisition accounting and Merger-related items (8)	(1,092)	—	—	(1,092)	(87)	463	—	376
Other	2,127	17	(242)	1,902	33	—	—	33

Adjusted EBITDA	(881)	20,310	17,655	37,084	(3,544)	25,261	29,589	51,306

(1)	In April 2013, we re-aligned our organizational structure into three operating segments. We recast prior year to present comparable segments.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc.
(3)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(4)	Amount includes the impairment of our investment in the GLS joint venture, impairment of goodwill and the impairment of intangibles, restructuring costs, as well as certain unusual income and expense items as defined in our debt agreements.
(5)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(6)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and stock based compensation expense.
(7)	Amount includes management fees paid to Cerberus Operations and Advisory Company.
(8)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$170,845	$118,775
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $1,621 and $1,481, respectively	577,136	780,613
Other current assets	124,510	79,223

Total current assets	874,150	980,270
Non-current assets	625,771	990,446

Total assets	$1,499,921	$1,970,716

LIABILITIES AND EQUITY
Current portion of long-term debt	—	637
Current liabilities	552,998	680,727

Total current liabilities	552,998	681,364
Long-term debt, less current portion	732,272	782,272
Long-term deferred taxes	17,359	50,303
Other long-term liabilities	7,632	11,023
Total equity attributable to Delta Tucker Holdings, Inc.	183,785	437,542
Noncontrolling interests	5,875	8,212

Total equity	189,660	445,754

Total liabilities and equity	$1,499,921	$1,970,716

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	December 31, 2013	December 31, 2012
	(unaudited)
Backlog(1):
Funded backlog	$1,541	$1,642
Unfunded backlog	$2,439	$3,636

Total Backlog	$3,980	$5,278

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	For the years ended
	December 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
Cash Flow Information:
Net cash provided by operating activities	$137,502	$144,190
Net cash used in investing activities	(7,971)	(12,163)
Net cash used in financing activities	(77,461)	(83,457)

Net cash provided by operating activities	137,502	144,190
Less: Purchase of property and equipment, net	(7,628)	(5,528)
Proceeds from sale of property, plant and equipment	182	25
Less: Purchase of software	(2,718)	(2,590)

Free cash flow	$127,338	$136,097